PROSPECTUS SUPPLEMENT No. 9 Dated October 21, 2022	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 27, 2021)	Registration 333-261734

Recruiter.com Group, Inc.

1,707,892 shares of Common Stock

2,961,688 shares of Common Stock underlying Warrants to Purchase Common Stock

EXPLANATORY NOTE

This Prospectus Supplement No. 9 (this “Prospectus Supplement No. 9”) relates to the resale by the selling security holders (the “Selling Security Holders”) identified in the prospectus dated December 27, 2021 (the “Base Prospectus”) of up to an aggregate of 4,669,580 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Recruiter.com Group, Inc. (the “Company”), consisting of up to: (a) 1,707,892 shares of Common Stock, and (b) 2,961,688 shares of Common Stock issuable upon exercise of warrants (“Warrants”) that may be sold from time to time by the Selling Security Holders identified in the Base Prospectus pursuant to the registration statement that the Base Prospectus forms a part of. The Company will not receive proceeds from the sale of shares of Common Stock.

This Prospectus Supplement No. 9 should be read together with the Base Prospectus and this Prospectus Supplement No. 9 is qualified by reference to the Base Prospectus (collectively, the “Prospectus”), except to the extent that the information in this Prospectus Supplement No. 9 updates and supersedes the information contain in the Base Prospectus.  This Prospectus Supplement No. 9 is not complete without and may not be delivered or utilized except in conjunction with, the Base Prospectus, including any amendments thereto.

This Prospectus Supplement No. 9 includes the attached Current Report on Form 8-K (the “Form 8-K”) of the Company dated October 19, 2022, filed by the Company with the Securities and Exchange Commission on October 20, 2022.

The Company’s Common Stock and Warrants are traded on the Nasdaq Capital Market under the symbols “RCRT” and “RCRTW.”

You should rely only on the information contained in the Prospectus or any prospectus supplement or amendment hereto. The Company has not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 9. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 21, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

________________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2022

________________________________

RECRUITER.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-53641	90-1505893
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Seventh Avenue

New York, New York 10018

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 931-1500

Not Applicable

(Former name or former address, if changed since last report.)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to 12(b) of the Act:

Title of class	Trading symbol	Name of exchange on which registered
Common Stock	RCRT	NASDAQ Capital Market
Common Stock Purchase Warrants	RCRTW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2022 (the “Closing Date”), Recruiter.com Group, Inc. (the “Company”) closed a Loan and Security Agreement (the “Loan Agreement”), by and among the Company, its subsidiaries (Recruiter.com, Inc., Recruiter.com Recruiting Solutions, LLC, Recruiter.com Consulting, LLC, VocaWorks, Inc., Recruiter.com Scouted, Inc., Recruiter.com Upsider, Inc., and Recruiter.com - OneWire, Inc.), and Montage Capital II, L.P. (the “Lender”). Pursuant to the Loan Agreement, the Lender will make advances (“Advances”) in the aggregate principal amount of $2,250,000, with the first Advance of $2,000,000 being provided on or around the Closing Date and the second Advance of $250,000 being available to the Company upon request prior to April 30, 2023.

Interest will accrue on all Advances under the Loan Agreement at a per annum rate of 12.75%. In the event of a default under the terms of the Loan Agreement, the interest rate increases by 5 percentage points above the interest rate in effect immediately prior to a default. The entire outstanding principal balance of the Advances, all accrued and unpaid interest thereon, and all fees and other amounts outstanding thereunder will be immediately due and payable on the 42nd month anniversary of the Closing Date (the “Maturity Date”).

In connection with the Loan Agreement, the Company granted and pledged to the Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral (as more specifically defined in the Loan Agreement) which includes all personal property of the Company and its subsidiaries. The Loan Agreement contains certain affirmative and negative covenants to which the Company is also subject.

The Company agreed to pay the Lender a fee of $45,600, with $40,000 due upon the execution of the Loan Agreement and the balance due upon the funding of the second Advance. The Company is permitted to prepay any amounts due to the Lender; provided, however, that a Prepayment Fee (as more specifically defined in the Loan Agreement) shall be owed to the Lender depending on when the amounts are prepaid.

In addition, in connection with the Loan Agreement, the Company issued 706,551 warrants to purchase common stock of the Company (the “Warrants”) to the Lender, with 622,803 Warrants becoming exercisable upon the Closing Date and the additional 83,708 Warrants becoming exercisable upon funding of the second Advance.  The Warrants are exercisable for ten years from the Closing Date at an exercise price of $2.00 per share, subject to certain adjustments. Upon the earlier of the Maturity Date or a sale of the Company or other change in control, the Lender has the right to cause the Company to repurchase the Warrants for up to $703,125 ($600,000 if only the first Advance has been made and $703,125 if both Advances have been made). The Company is also obligated to pay the Lender a cash fee equal to 1.25% of the aggregate principal amount of the Advances that is outstanding on each anniversary of the Closing Date if (i) the average closing price of the Company’s common stock for the thirty (30) day period prior to such anniversary date is less than $2.00 or (ii) the closing price of the Company’s common stock for the date immediately prior to such anniversary date is less than $2.00.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Warrants, nor shall there be any sale of the Warrants in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

The Warrants were sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The Lender is an accredited investor who has purchased the securities as an investment in a private placement that did not involve a general solicitation.  The shares to be issued upon the exercise of the Warrants have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The foregoing description of the terms of the Warrants, the Loan Agreement, and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant and the Loan Agreement, in each case which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference.

In addition, on October 14, 2022, the Company issued 1,374,678 shares of common stock of the Company to Parrut, Inc. (the “Parrut Shares”). The Parrut Shares were issued in connection with that certain Asset Purchase Agreement dated July 7, 2021, by and among the Company, Parrut, Inc., and the individuals named therein (the “Parrut Agreement”), which was previously disclosed by the Company on the Current Report on Form 8-K dated July 6, 2021. Under the Parrut Agreement, the Company agreed to pay up to an additional $1,350,000 in the form of common stock as earn-out consideration. The Parrut Shares were issued in reliance upon an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.

On October 20, 2022, the Company issued a press release announcing that it had entered into and closed the Loan Agreement. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The information in this Item 7.01 and in Exhibit 99.1 to this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit	Description
4.1*	Warrant to Purchase Stock issued on October 19, 2022.
10.1*	Loan and Security Agreement dated October 19, 2022, by and among the Company, its subsidiaries, and Montage Capital II, L.P.
99.1	Press Release of Recruiter.com Group, Inc. dated October 20, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally copies of omitted schedules and exhibits to the Securities and Exchange Commission or its staff upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2022

Recruiter.com Group, Inc.

/s/ Evan Sohn
Evan Sohn Chief Executive Officer

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EXHIBIT 4.1

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF OR IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT TO PURCHASE STOCK

Corporation:	Recruiter.com Group, Inc.
Number of Shares:	See below
Class of Stock:	Common Stock
Initial Exercise Price:	$2.00 per Share
Issue Date:	October 19, 2022
Expiration Date:	October 19, 2032

THIS WARRANT CERTIFIES THAT, for good and valuable consideration provided to Company as of the Issue Date, MONTAGE CAPITAL II, L.P. or registered assignee (“Holder”) is hereby entitled to purchase the number of fully paid and nonassessable shares (the “Shares”) of the common stock of Recruiter.com Group, Inc. (the “Company”), of the class and series, in the number, at the initial exercise price set forth above (the “Warrant Price”), and for the term specified herein, and as adjusted according to Section 2 of this Warrant. The initial number of Shares shall be 622,803 Shares (“Initial Shares”). In addition to the Initial Shares, on the funding date of the Second Tranche Advance (as defined in that certain Loan and Security Agreement by and between the Company and Montage Capital II, L.P. dated as of even date herewith and as amended from time to time, the “Loan Agreement”), the number of Shares issuable under this Warrant shall automatically increase by 83,708, such that after the funding of the Second Tranche Advance, this Warrant shall entitle Holder to purchase the number of Shares equal to an aggregate of 706,551 Shares.

ARTICLE 1. EXERCISE

1.1 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable valuation firm to undertake such valuation. If the valuation of such firm is greater than that determined by the Board of Directors, then all fees and expenses of such firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

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1.6 Equity Put Right; Buyout Fee.

(a) On and after the earlier to occur of (i) the fourth anniversary of the Issue Date, (ii) any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction (“Acquisition”), (iii) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of the Company ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of the Company, who did not have such power before such transaction (“Change in Control”), or (iv) the dissolution or liquidation of the Company (“Wind-Up”), the Company shall, at the request of Holder, purchase all rights that Holder has under this Warrant for a payment of the vested portion of a cash fee in the amount equal to (x) $600,000 if only the First Tranche Advance (as defined in the Loan Agreement) has been loaned to the Company or (y) $703,125 if the First Tranche Advance and Second Tranche Advance have been loaned to the Company (the “Buyout Fee”). As of the Issue Date, sixty percent (60%) of the Buyout Fee is vested, and the remaining forty percent (40%) of the Buyout Fee shall automatically vest on the nine month anniversary of the Issue Date. If Holder exercises its rights to receive the Buyout Fee pursuant to clause (i) above, the Buyout Fee shall be paid to Holder within five (5) days following Holder’s notice to Company of its exercise of such right. If Holder exercises its rights to receive the Buyout Fee in connection with an Acquisition or Change in Control, the Buyout Fee shall be paid concurrently with the closing of the Acquisition or Change in Control, or if Holder exercises its rights to receive the Buyout Fee in connection with a Wind-Up, the Buyout Fee shall be paid immediately prior to the effectiveness of the Wind-Up. Upon Holder’s receipt of the Buyout Fee, Holder shall promptly return this Warrant to the Company for cancellation. The Company will give the Holder at least 15 days’ prior written notice of any Acquisition or Wind-Up and, if exercised, the Holder’s election to exercise its right under this Section shall be deemed conditional upon the closing or effectiveness of the Acquisition or Wind-Up, as applicable. Notwithstanding anything in this Warrant to the contrary, upon an Acquisition or Change in Control, Holder shall be required to exercise this Warrant in accordance with Section 1.1 or 1.2 or exchange this Warrant for the Buyout Fee, subject to Section 4.1.

(b) In addition to the foregoing, at any time on or after the fourth anniversary of the Issue Date, and in the absence of an Acquisition, Change in Control, or Wind-Up, Holder may elect to receive a portion of the Buyout Fee (“Partial Buyout Payment”). Upon Holder’s receipt of the Partial Buyout Payment, the number of Shares issuable upon exercise of this Warrant shall be reduced by a fraction equal to the Partial Buyout Payment divided by the Buyout Fee, and the remaining Buyout Fee to be earned and/or payable to Holder pursuant to clause (a) above shall be reduced by the Partial Buyout Payment received by Holder; and the Company shall execute and deliver a certificate of amendment to this Warrant to reflect the adjustment to the Shares in accordance with this section and the revised Buyout Fee amount.

1.7 Anniversary Fees. Company shall pay to Holder a cash fee equal to 1.25% of the aggregate principal amount of the Advances (as defined in the Loan Agreement) that is outstanding on each anniversary of the Issue Date (an “Anniversary Fee”) if (i) the average closing price of the Company’s common stock for the thirty (30) day period prior to such anniversary date is less than $2.00 or (ii) the closing price of the Company’s common stock for the date immediately prior to such anniversary date is less than $2.00. Each Anniversary Fee is earned as of the anniversary date, and the aggregate sum of the earned Anniversary Fees are payable on the date the Buyout Fee becomes due and payable.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Dividends; Subdivisions. If the Company declares or pays a dividend on its common stock payable in common stock or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares on the record date of the dividend or subdivision. If the Company makes any other distribution of capital stock with respect to the Shares, then in each case the Company shall cause Holder upon exercise or conversion of this Warrant to receive a proportionate share of that consideration as though it were the holder of the Shares.

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2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or type or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, then upon exercise of this Warrant, Holder shall receive the lesser total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the combination or consolidation occurred, and the Warrant Price shall be proportionately increased.

2.4 No Impairment. The Company shall not, by amendment of its Articles/Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If the Company takes any action not in good faith affecting the Shares (other than as described above) that adversely affects Holder’s rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

2.5 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a) The Initial Shares represents 1.9% of the Company’s outstanding capital stock on a Fully Diluted Basis (defined below). “Fully Diluted Basis” shall mean the Company’s outstanding capital stock as of the Issue Date, including (i) all common stock, (ii) all preferred stock on an as-converted to common stock basis, and (iii) all shares reserved for grant or issuance under the Company’s employee equity incentive option pool, and assuming the exercise of all warrants (including this Warrant) and options to purchase stock and the conversion of all rights to purchase stock and any other securities convertible into or exchangeable for capital stock of the Company.

(b) All Shares that may be issued upon the exercise of the purchase right represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

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(c) The capitalization table attached hereto as Appendix 2 correctly sets forth the authorized, issued and outstanding shares of capital stock of the Company and all options, warrants or other rights to acquire any such shares, as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its capital stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of capital stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to effectuate any Acquisition, Change in Control, or Wind Up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 15 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of capital stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least 15 days prior written notice of the date when the same will take place (and specifying the date on which the holders of capital stock will be entitled to exchange their capital stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3 Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) within one hundred twenty (120) days after the end of each fiscal year of the Company, the annual financial statements of the Company, and (b) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements, along with a detailed capitalization table reflecting authorized and outstanding shares, options, warrants and other shares reserved for issuance; provided however, Company need not provide quarterly or annual financial statements for any period in which Company has filed Form 10K or Form 10Q with the Securities and Exchange Commission, as applicable.

ARTICLE 4. MISCELLANEOUS.

4.1 Term. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. In the event that, upon the Expiration Date, or an Acquisition or Change in Control, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date such that the aggregate net value to Holder upon exercise in accordance with Section 1.2 is greater than the Buyout Fee, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder. In all other scenarios, upon the Expiration Date or an Acquisition or Change in Control, Holder shall be deemed as having delivered notice to Company to exercise its rights to receive the Buyout Fee and on such Expiration Date, Company shall pay to Holder the Buyout Fee.

4.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR IN ACCORDANCE WITH APPLICABLE LAW.

4.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

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4.4 Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable), provided that no such notice shall be required for a transfer to an affiliate of Holder.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery; at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.

4.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.9 Execution. In the event that any signature is executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” or electronic signature page were an original hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Stock to be executed by its duly authorized officer as of the Issue Date written above.

RECRUITER.COM GROUP, INC.

By:

Name:

Title:

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APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase ______________ shares of the Common Stock of Recruiter.com Group, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1. The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in the Warrant. This conversion is exercised with respect to ______________ of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

MONTAGE CAPITAL II, L.P.

____________________

____________________

Or Registered Assignee

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

MONTAGE CAPITAL II, L.P. or Registered Assignee

(Signature)

(Date)

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EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated as of October 19, 2022 (this “Agreement”), is entered by and between Recruiter.com Group, Inc. (“Parent”), Recruiter.com, Inc., (“Recruiter.com”), Recruiter.com Recruiting Solutions, LLC (“Recruiting Solutions”), Recruiter.com Consulting, LLC (“Recruiting Consulting”), VocaWorks, Inc. (“Vocaworks”), Recruiter.com Scouted, Inc. (“Scouted”), Recruiter.com Upsider, Inc. (“Upsider”), Recruiter.com - OneWire, Inc. (“OneWire”), and Montage Capital II, L.P. (“Lender”).

The parties agree as follows:

1. THE ADVANCES.

1.1 Advances.

(a) Subject to the terms and conditions of this Agreement, Lender will make Advances to Borrowers in the aggregate principal amount of up to $2,250,000. On or around the date of this Agreement, an Advance in the principal amount of $2,000,000 (the “First Tranche Advance”) shall be made to Borrower. Upon Borrower’s request and subject to the terms of this Agreement (including Section 2.2 below), an additional Advance in the original principal amount of $250,000 may be made to Borrowers on or before April 30, 2023 (the “Second Tranche Advance”).

(b) To request the Second Tranche Advance, Borrowers shall notify Lender by 3:00 p.m. Pacific time at least three Business Days before the requested funding date of the Advance, which will be a Business Day. Lender will transfer the amount of each Advance to Borrowers’ account subject to an account control agreement in favor of Lender. The proceeds of the Advances shall be used for general working capital purposes.

1.2 Payments.

(a) Interest. Interest shall accrue on the unpaid principal amount of the Advances from the funding date of each Advance until the Advances are paid in full, at the fixed rate of interest equal to 12.75% per annum, calculated upon a year of 365 or 366 days (as applicable) and actual days elapsed. Borrowers will pay interest on the outstanding Advances on the first day of each month, in arrears, until the Advances are repaid in full.

(b) Principal. Beginning on July 1, 2023 and continuing on the first day of each month thereafter, Borrowers shall make principal payments to Lender of (i) $43,000, if Borrowers have received only the First Tranche Advance, or (ii) $48,000 if Borrowers have received the First Tranche Advance and the Second Tranche Advance.

(c) Maturity Date. The entire outstanding principal balance of the Advances, all accrued and unpaid interest thereon, and all fees and other amounts outstanding hereunder shall be immediately due and payable on the Maturity Date.

(d) Place and Manner. Borrowers shall make all payments due to Lender in lawful money of the United States, in immediately available funds, at the address of Lender set forth in Section 10 hereof. Lender may debit any of Borrowers’ deposit accounts for any amounts due under this Agreement. All payments shall be applied first to fees and expenses, then to interest and then to principal.

(e) Late Payment; Default Interest. Following the occurrence and during the continuance of any Event of Default, the Obligations (including any amounts not paid when due) shall bear interest at a rate equal to 5% above the otherwise applicable rate.

(f) Prepayment. Borrowers shall have the option to prepay any portion or all of the Advances made by Lender under this Agreement, provided that Borrowers provide written notice to Lender of its election to prepay the Advances at least five (5) days prior to such prepayment, and pays, on the date of such prepayment, (i) the outstanding principal amount of such Advances, or the applicable portion thereof, being repaid, plus (ii) all accrued interest thereon, plus (iii) all other sums, if any, that shall have become due and payable under the Transaction Documents and relate to such Advances, plus (iv) the applicable Prepayment Fee.

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1.3 Fees. On the Closing Date, Borrowers will pay to Lender a cash fee in the amount of $40,000. On the funding date of the Second Tranche Advance, Borrowers will pay to Lender a cash fee in the amount of $5,600. Each of the foregoing fees shall be deducted from the proceeds of the applicable Advance.

1.4 Lender Expenses. Borrowers will pay to Lender, (i) on the Closing Date, all reasonable costs or expenses (including reasonable attorneys' fees) incurred in connection with the preparation of the Transaction Documents through the Closing Date, and (ii) after the Closing Date, all costs and expenses as and when they become due, including reasonable Collateral audit fees and Lender's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Transaction Documents (including reasonable actual and documented fees and expenses of appeal), incurred before, during and after an Insolvency Event, whether or not suit is brought (collectively, “Lender Expenses”).

2. CLOSINGS.

2.1 Conditions to All Advances. Lender’s obligation to fund any Advance is conditioned upon the following: (a) Borrowers shall have delivered to Lender a written request for advance in form reasonably acceptable to Lender and such other documents as reasonably required by Lender, (b) no Event of Default shall have occurred and be continuing or would exist after the funding of such Advance, (c) no event or condition shall exist that has had or could be reasonably expected to have a Material Adverse Effect, and (d) each Borrower’s representations and warranties contained in this Agreement and the other Transaction Documents shall be true and correct as if made on the date of funding of such Advance (except to the extent any such representation or warranty expressly relates to an earlier date, which shall remain true and correct as of such earlier date).

2.2 Conditions Precedent to Specific Advances.

(a) Conditions to Initial Advance. Before the funding of the First Tranche Advance, Lender must receive the items listed on the closing checklist as of the Closing Date in form and substance satisfactory to Lender.

(b) Conditions to Second Tranche Advance. Lender’s obligation to fund the Second Tranche Advance is conditioned upon Lender’s receipt of evidence reasonably satisfactory to Lender that Borrowers’ consolidated revenue determined in accordance with GAAP for the two calendar quarters ending on September 30, 2022 and December 31, 2022 is at least 90% of Borrowers’ projected revenue for such quarters set forth in Borrowers’ Financial Projections that are in form and substance reasonably satisfactory to Lender.

3. GRANT OF SECURITY INTEREST.

3.1 Security Interest. As security for satisfaction of the Obligations, each Borrower grants Lender a security interest in the Collateral. Each Borrower authorizes Lender to file a financing statement to perfect this security interest, and each Borrower will take such actions as Lender deems appropriate from time to time to perfect or continue the security interest granted hereunder. Each Borrower will take such actions as Lender requests in writing to obtain assignment of claims notices and such other documents as Lender requests in connection with any accounts owing to Borrowers by any governmental entity.

3.2 Shares. Each Borrower hereby pledges, assigns and grants to Lender, a security interest in capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary (collectively, the “Shares”), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Within ten (10) business days of Lender’s written request, the certificate or certificates for the Shares, to the extent certificated, will be delivered to Lender, accompanied by an instrument of assignment duly executed in blank by the applicable Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Lender may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Lender and cause new (as applicable) certificates representing such securities to be issued in the name of Lender or its transferee. Borrowers will execute and deliver such documents, and take or cause to be taken such actions, as Lender may reasonably request to perfect or continue the perfection of Lender’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrowers shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

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4. REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants to Lender as follows, for so long as any Advances are outstanding: (a) no Borrower is in default under any agreement under which a Borrower owes any money, or any agreement, the violation or termination of which could have a Material Adverse Effect; (b) each Borrower has taken all action and obtained all consents necessary to authorize the execution, delivery and performance of the Transaction Documents; (c) each Borrower has good title to the Collateral and there are no Liens on the Collateral other than the security interest granted to Lender hereunder and Permitted Liens; (d) the execution and performance of the Transaction Documents do not conflict with, or constitute a default under, any material agreement to which a Borrower is party or by which a Borrower is bound or any applicable Legal Requirement; (e) the information provided to Lender on or prior to the date of each Advance, in connection with such advance, is true and correct in all material respects; (f) all financial statements and other information provided to Lender in connection with this Agreement fairly present Borrowers' financial condition in all material respects as of the date of provision to Lender, and there has not been a material adverse change in the financial condition of Borrowers since the date of the most recent of the financial statements submitted to Lender; (g) each Borrower owns the patents, copyrights or trademarks, or is a licensee thereof, listed on the schedules attached to the Intellectual Property Security Agreement, and any other intellectual property necessary for or material to the conduct of its business; (h) each Borrower is in compliance with all applicable Legal Requirements, except where the failure to do so is not reasonably likely to have a Material Adverse Effect; (i) as of the Closing Date and as of the funding date of the Second Tranche Advance, except as provided on Schedule 4(i) attached hereto, no Borrower is party to any litigation and is not the subject of any government investigation, and no Borrower has knowledge of any pending litigation or investigation or the existence of circumstances that reasonably could be expected to give rise to such litigation or investigation that if adversely determined are reasonably likely to have a Material Adverse Effect or result in liabilities in excess of Seventy Five Thousand Dollars ($75,000) that are not covered by independent third-party insurance from a solvent carrier as to which liability has been accepted by such insurance carrier who is defending such action without reservation of rights; (j) no Borrower owns any shares or other equity interests in any corporation, partnership, limited liability company or other entity, except as set forth in the Representations Letter; (k) each Borrower’s inventory, if any, is in all material respects of good and marketable quality, free from material defects, except for inventory for which adequate reserves have been made in accordance with GAAP, (l) all tangible Collateral is in good operating condition and repair, subject to ordinary wear and tear, and Borrowers have made all economically reasonable and necessary repairs thereto, except where such failure to keep in good operating condition and repair is not reasonably likely to have a Material Adverse Effect; (m) each account receivable reported on the most recent financial statements represents an undisputed bona fide existing unconditional obligation of the account debtor created by the sale, delivery and acceptance of goods or the rendition of services in the ordinary course of Borrowers’ business; (n) (i) each Borrower is able to pay its respective debts (including trade debts) as they mature; (ii) the fair saleable value of a Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and (iii) no Borrower is left with unreasonably small capital after the transactions contemplated by this Agreement and the other Transaction Documents; (o) the information provided in the representation letter delivered to Lender on or prior to the Closing Date is true, accurate and complete in all material respects; (p) no representation or other statement made by Borrowers to Lender in any Transaction Document or any certificate or instrument delivered by a Borrower to Lender in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Lender not misleading; and (q) Parent has full power and authority to create a first priority lien on the Shares and no disability or contractual obligation exists that would prohibit Parent from pledging the Shares pursuant to this Agreement; there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares; the Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable; and the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

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5. AFFIRMATIVE COVENANTS.

5.1 Financial Information. Borrowers will provide Lender (i) as soon as available, but in any event within thirty (30) days after the last day of each month, monthly company-prepared consolidated financial statements in form and substance reasonably satisfactory to Lender, prepared in accordance with GAAP, except for the omission of footnotes, along with a Compliance Certificate in the form attached hereto as Exhibit A, duly executed by an officer of Borrowers (acknowledging that the monthly financial statements may be in draft form); (ii) as soon as available, but in any event within forty five (45) days after the last day of the first three calendar quarters and within ninety (90) days after the last day of the last calendar quarter, final versions of such monthly consolidated financial statements in form and substance reasonably satisfactory to Lender, prepared in accordance with GAAP, except for the omission of footnotes; (iii) as soon as available, but in any event within one hundred twenty (120) days after the end of Parent’s fiscal year, beginning with the fiscal year ending December 31, 2022, audited consolidated financial statements of Parent prepared in accordance with GAAP, consistently applied, together with a non-qualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Lender (provided that Lender acknowledges that Borrowers’ present accounting firm as of the Closing Date is acceptable); (iv) within thirty (30) days after the last day of each month, aged listings by invoice date of accounts payable and accounts receivable, and a deferred revenue schedule, (v) within fifteen (15) days of filing, copies of each Borrower’s tax returns, with schedules; (vi) as soon as available, but in any event within thirty (30) days of the end of each fiscal year, Parent’s annual financial and operating projections (including income statements, balance sheets and cash flow statements presented in a monthly format) for the upcoming fiscal year approved by Parent’s board of directors and in form and substance reasonably satisfactory to Lender; (vii) within five (5) days of filing, copies of all reports on Forms 8-K, 10-K and 10-Q filed by Parent with the Securities and Exchange Commission, provided anything that is filed publicly on EDGAR shall be deemed to be provided upon such filing; (viii) concurrently upon delivery to A/R Lender, copies of all periodic reports, certificates and statements provided to A/R Lender (including borrowing base certificates and supporting documentation); and (ix) promptly upon Lender’s request, such other information relating to Borrowers’ operations and condition as Lender may reasonably request in writing from time to time.

5.2 Good Standings; Existence; Compliance with Laws. Each Borrower shall maintain its corporate or limited liability company, as applicable, existence and good standing in its jurisdiction of incorporation or organization, as applicable, and maintain qualification in each jurisdiction in which it is required under applicable law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect. Each Borrower and each Subsidiary will pay all taxes on or before the date such taxes are due, and will comply with all applicable Legal Requirements.

5.3 Financial Covenants. Measured on the last day of each month (each, a “Measurement Date”), Borrower shall comply with at least one of the following covenants:

(a) Minimum Liquidity Ratio. Borrowers’ minimum Liquidity Ratio shall be at least 1.00 : 1.00; or

(b) Minimum Adjusted EBITDA. Borrowers’ Adjusted EBITDA for the trailing three month period ending on the Measurement Date shall be at least One Dollar ($1).

5.4 Inspection and Audit Rights. Lender shall have a right, upon reasonable notice, at reasonable times and intervals (i) to visit and inspect any of the properties of a Borrower and its Subsidiaries, including a right to examine and copy a Borrower’s and its Subsidiaries’ books and records from time to time upon reasonable notice to Borrowers and (ii) to discuss its affairs, finances and accounts with the Borrowers’ officers and its independent public accountants, at such reasonable times and as often as Lender may reasonably request. Lender may audit Borrowers’ Collateral at Borrowers’ expense, provided that such audits will be conducted no more often than once every twelve (12) months and Lender shall provide Borrowers with at least five (5) Business Days’ advance written notice, unless an Event of Default has occurred and is continuing.

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5.5 Insurance. Borrowers will maintain insurance in a form reasonably acceptable to Lender relating to the Collateral and Borrowers’ business in amounts and of a type reasonably acceptable to Lender, including primary, all risk, physical damage, property damage and bodily injury. Any insurance on the Collateral shall include a lender’s loss payable endorsement in favor of Lender as an additional loss payee, and any liability insurance shall show Lender as an additional insured. As so long as no Event of Default has occurred and is continuing, Borrowers shall have the option of applying the proceeds of any casualty policy with respect to any loss toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a first priority security interest; provided however that after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lender, be payable to Lender on account of the Obligations.

5.6 Key Person Insurance. Within ninety (90) days following the Closing Date, Borrowers will obtain (and continue to maintain for so long as any Advances are outstanding) key person life insurance in an amount of at least $2,250,000 on Evan Sohn, in form and substance satisfactory to Lender.

5.7 Account Control Agreement(s). All of Borrowers’ operating, depository and investment accounts are subject to account control agreement(s), in form and substance satisfactory to Lender, other than Borrowers’ existing accounts with Bank of America listed on the Representations Letter, as long as such accounts are closed within ninety (90) days following the Closing Date.

5.8 Notices. Borrowers shall provide to Lender, (i) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to a Borrower or any Subsidiary of Seventy Five Thousand Dollars ($75,000) or more; (ii) written notice of any attachment, lien, security interest or levy on any of a Borrower’s property within 3 Business Days of such occurrence; (iii) written notice of any fines, penalties, orders, decrees, settlements, or judgments for the payment of money that is rendered against a Borrower within 3 Business Days of such occurrence; (iv) promptly upon filing, copies of any documents or applications filed with the U.S. Copyright Office; (v) notice of the acquisition or formation of any direct or indirect Subsidiary, at least 10 Business Days prior to such formation, and (vi) any notices of default or acceleration delivered to any Borrower by the A/R Lender.

5.9 Post-Closing Covenants. Borrowers shall provide to Lender the following by the dates set forth below (or such later date(s) as Lender may agree to in writing in its sole discretion), which shall be in form and substance reasonably satisfactory to Lender:

(i) within sixty (60) days following the Closing Date, evidence of the recordation with the US Patent and Trademark Office of the assignment of certain trademarks listed on the Intellectual Property Security Agreement from Miles Jennings to Parent;

(ii) within sixty (60) days following the Closing Date, evidence of the dissolution of Recruiter.com Media Group, LLC, Recruiter Coin, LLC, Recruiter.com Funding Group, LLC, Recruiter.com Gaming Group, LLC, and Recruiter.com Oil and Gas Group, LLC (including the certified copies of the certificates of dissolution that have been filed with the Delaware secretary of state);

(iii) within ninety (90) days following the Closing Date, Borrowers shall provide evidence satisfactory to Lender that all of Borrowers’ accounts with Bank of America have been closed,

(iv) within fifteen (15) days following the Closing Date, evidence of the payment of $200,000 to Novo Group, Inc. (“Novo”) pursuant to the terms of the subordination agreement with Novo; and on or before December 31, 2022, evidence of the repayment in full of all amounts owing to Novo or evidence of the payment of $37,500 to Novo pursuant to the terms of the subordination agreement with Novo;

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(v) on or before October 21, 2022, subordination agreement executed by Firstfire Global Opportunities Fund LLC; and

(vi) on or before December 31, 2022, subordination agreement executed by Puritan Partners LLC (or evidence that the August Note issued to such Person has been repaid in full in accordance with Section 6.10(a) below).

(vii) within thirty (30) days following the Closing Date, Borrowers shall provide to Lender is Financial Projections for the remainder of 2022 and 2023, which shall be in form and substance reasonably acceptable to Lender.

6. NEGATIVE COVENANTS. No Borrower will do any of the following without the prior written consent of Lender:

6.1 Investments. Make any investments in, or loans or advances to, any Person other than Permitted Investments.

6.2 Acquisitions; Mergers. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or a material portion of the capital stock or property of another Person. Notwithstanding the foregoing, any Subsidiary of Parent may merge or consolidate into another Subsidiary or into Parent, and the Parent may dissolve Vocaworks and transfer its assets to any of the Borrowers, in each case with prompt written notice to Lender thereof.

6.3 Distributions. Make any distributions or pay any dividends to any Person on account of any equity ownership interest in a Borrower or any Subsidiary, or make any payment on account of or in redemption, retirement or purchase of any capital stock of a Borrower or any Subsidiary, provided (i) Subsidiary may make any dividends or distributions to Parent without restrictions; and (ii) Parent may repurchase capital stock to the extent provided under employment or contractor agreements as long as an Event of Default is not continuing or would exist after giving effect to such repayment.

6.4 Affiliate Transactions. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any Subsidiary, except for transactions in the ordinary course of business, upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arms-length transaction with a non-affiliated Person.

6.5 Transfers. Dispose of any interest in a Borrower’s or any Subsidiary’s assets (including pursuant to any spinoffs or divisions), except for dispositions of assets in the ordinary course of business as currently conducted and consistent with past practices.

6.6 Subsidiaries. Create any direct or indirect subsidiary of a Borrower.

6.7 Corporate Changes. Change a Borrower’s or any Subsidiary’s state of incorporation or organization, change its type of corporate form of entity, or legal name, or engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrowers and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrowers as of the Closing Date; or suffer or permit a Change in Control.

6.8 Indebtedness. Create, incur, assume or be liable for any Indebtedness, or permit any of its Subsidiaries to create, incur, assume or be liable for any Indebtedness, other than Permitted Indebtedness.

6.9 Liens; Encumbrances. Create, incur, or allow any Lien on any of its property (or any Subsidiary’s property) or assign or convey any right to receive income, except for Permitted Liens.

6.10 August Notes. (a) Make any payment on any of the August Notes, except under the terms of the subordination agreement applicable to such August Note(s); provided however, in the event that Puritan Partners LLC has not delivered an executed subordination agreement, Borrowers may repay its August Note on or before December 31, 2022 as long as no Event of Default has occurred that is continuing or would exist after giving effect to such payment. (b) Amend any provision of the August Notes or any document relating thereto, other than any amendments that reduce the principal amount or interest rate or extend the maturity date of such note.

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6.11 Subordinated Debt. Make any payment on any Subordinated Debt, except under the terms of the subordination agreement applicable to such Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt.

7. [Reserved]

8. EVENTS OF DEFAULT; REMEDIES.

8.1 Events of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement: (a) any Borrower’s failure (i) to pay all or any part of the principal or interest or other amounts payable hereunder on the date due and payable, (ii) to comply with any covenant set forth in Section 5 or Section 6 of this Agreement, (iii) to comply with any agreement or covenant set forth in any other Section of this Agreement or any other Transaction Document and as to any default under such other agreement or covenant that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrowers be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional period (which shall not in any case exceed an aggregate of forty (40) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Advances shall be made during such cure period), (iv) to comply with the terms of any material agreement to which a Borrower is a party or by which it is bound following the expiration of any applicable cure or grace period set forth therein, or (v) to comply with any agreement pursuant to which a Borrower has incurred Indebtedness in excess of $50,000 resulting in a right by a third party to accelerate the maturity of such Indebtedness or which could reasonably be expected to have a Material Adverse Effect; or (b) the occurrence of an Insolvency Event or if any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days; or (c) any representation made to Lender in this Agreement or any other Transaction Document, or any information given to Lender by or on behalf of Borrower, shall be incorrect in any material respect; or (d) any part of the Collateral becomes subject to a lien, security interest or levy in favor of any Person other than Lender, other than Permitted Liens; or (e) a judgment or judgments for the payment of money in excess of $50,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days, or if a judgment or other claim becomes a lien or encumbrance upon any portion of any Borrower’s assets and such judgment is not paid, stayed or bonded within ten (10) days pending a good faith contest by such Borrower; or (f) the occurrence or existence of any circumstance that has or could reasonably be expected to have a Material Adverse Effect; or (g) if Evan Sohn ceases to act in the capacity of Parent’s chief executive officer and a replacement acceptable to Lender has not been appointed within fifteen (15) days following such departure (provided however, if an acting/interim replacement acceptable to Lender has been appointed within fifteen (15) days following such departure, then Parent shall have up to forty five (45) days from such departure to appoint a permanent replacement acceptable to Lender); or (h) any Borrower with active operations as of the Closing Date ceases operations or ceases to conduct business or any Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; or (i) if any guaranty of all or a portion of the Obligations (a "Guaranty"), if any, ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation, or any event of default occurs, under the Guaranty, or if any of the circumstances described in clauses (b) through (f) above occurs with respect to any guarantor, or any guarantor dies or becomes subject to any criminal prosecution.

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8.2 Remedies. Upon the occurrence of an Event of Default, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, be immediately due and payable and collectible by or on behalf of Lender (and all unpaid principal, accrued interest and other amounts owing hereunder shall automatically, without any action on the part of Lender, become due and payable in respect of any Event of Default under Section 8.1(b)), and Lender may exercise all of the rights of a secured party under the Uniform Commercial Code and any other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. Without limiting the foregoing, Lender may immediately set off and apply to any obligation outstanding hereunder and under any other Transaction Document any balances or deposits held or controlled by Lender or any indebtedness at any time owing to or for the credit or the account of Borrowers held or controlled by Lender; Lender may make such payments and do such acts as Lender considers necessary or reasonable to preserve, or protect its security interest in, the Collateral; and Lender may transfer the Collateral into the name of Lender or a third party as the Uniform Commercial Code permits. Lender may also apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, on an ex-parte basis, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrowers, any guarantor or any other Person liable for any of the Obligations. Borrowers shall assemble the Collateral in accordance with Lender’s directions, and Lender shall have a right at Borrowers’ sole expense to dispose of all or any portion of the Collateral in the order and manner that Lender elects, in its sole discretion, in any commercially reasonable manner. Lender shall have a royalty-free license to use any name, trademark, or any property of Borrowers to complete production of, advertisement for, and disposition of any Collateral and Lender shall have a license to enter into, occupy and use a Borrower's premises and the Collateral without charge to exercise any of Lender's rights or remedies under this Agreement or under any other Transaction Document. After the occurrence and during the continuation of an Event of Default, each Borrower irrevocably appoints Lender (and any of Lender’s designated employees or agents) as such Borrower’s true and lawful attorney in fact to: endorse such Borrower’s name on any checks or other forms of payment; make, settle and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; settle and adjust disputes and claims respecting accounts receivable with account debtors; execute and deliver all notices, instruments and agreements in connection with the perfection of the security interest granted in this Agreement or under any other Transaction Document; and sell, lease or otherwise dispose of all or any part of the Collateral. The appointment of Lender as each Borrower’s attorney in fact, and each of Lender’s rights and powers, being coupled with an interest, is irrevocable until all amounts owing to Lender under this Agreement and the other Transaction Documents have been repaid in full. No course of dealing and no delay on the part of Lender in exercising any right, power or remedy shall operate as a waiver or forbearance thereof or otherwise prejudice any of the rights, powers or remedies available to Lender.

8.3 Shares. Borrower recognizes that Lender may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state and provincial securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Lender shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state and provincial securities laws, even if such issuer would agree to do so. Upon the occurrence of an Event of Default which continues, Lender shall have the right to exercise all such rights as a secured party under the Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to liquidate the Shares and apply the proceeds thereof to reduce the Obligations. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Lender (and any of Lender’s designated officers, or employees) as Borrower’s true and lawful attorney to enforce Borrower’s rights against any Subsidiary, including the right to compel any Subsidiary to make payments or distributions owing to Borrower.

9. CO-BORROWER PROVISIONS.

9.1 Co-Borrowers. Borrowers are jointly and severally liable for the Obligations and Lender may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against any other Borrower. This Agreement and the Transaction Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Lender and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Advances were advanced to such Borrower. Lender may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation advance request forms and compliance certificates. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of all Borrowers, to act as disbursing agent for receipt of any Advances on behalf of each Borrower and to apply to Lender on behalf of each Borrower for any Advances, any waivers and any consents. This authorization cannot be revoked, and Lender need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.

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9.2 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Transaction Document, each Borrower irrevocably waives, until all obligations are paid in full and Lender has no further obligation to make Advances to Borrowers, all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of Lender under the Transaction Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Transaction Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Transaction Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.

9.3 Waivers of Notice. Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase a Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which a Borrower would otherwise be entitled by virtue of being a co-borrower or a surety. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Lender’s failure at any time to require strict performance by any Borrower of any provision of the Transaction Documents shall not waive, alter or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Each Borrower also waives any defense arising from any act or omission of Lender that changes the scope of a Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Lender any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Lender with respect to the Obligations in any manner or whatsoever.

9.4 Subrogation Defenses. Until all Obligations are paid in full and Lender has no further obligation to make Advances to Borrowers, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

9.5 Right to Settle, Release.

(a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Lender may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b) Without notice to any given Borrowers and without affecting the liability of any given Borrowers hereunder, Lender may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

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9.6 Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and a Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

10. WAIVERS; INDEMNITY. Each Borrower waives notice of default, presentment and demand for payment, notice of dishonor, protest and notice of protest under this Agreement and any other Transaction Document. Borrowers shall pay all costs of collection and enforcement of this Agreement when incurred, including reasonable attorneys' fees, costs and expenses incurred before, after or in connection with of an Insolvency Event. Lender shall not in any case be liable for any loss of, or damage to, the Collateral, the risk of which shall be borne by Borrower at all times. Borrowers shall indemnify and hold Lender (and any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender) harmless from any claim, obligation or liability (including without limitation reasonable attorney’s fees and expenses) arising out of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, including any claim, obligation or liability arising before, after or in connection with an Insolvency Event, other than claims or liabilities solely and directly caused by Lender’s gross negligence or willful misconduct. The indemnity obligation hereunder shall survive repayment of all Obligations and termination of this Agreement until all applicable statute of limitation periods as to actions that may be brought against Lender have run.

11. NOTICES. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Transaction Document shall be in writing, shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) five (5) days after having been sent by certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. All communications shall be sent to Borrowers or to Lender, as the case may be, at the address as set forth below or at such other address as such party may designate by written notice to the other party hereto:

If to Borrowers:	c/o Recruiter.com Group, Inc. 500 Seventh Avenue New York, NY 10018 Attn: Evan Sohn, CEO Email: evan@recruiter.com
If to Lender:	Montage Capital II, L.P. 900 East Hamilton Avenue, Suite 100 Campbell, CA 95008 Attn: Mike Rose Email: mrose@montagepcapital.com and info@montagecapital.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. JURY WAIVER; JUDICIAL REFERENCE. LENDER AND BORROWERS WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IF THIS JURY WAIVER IS FOR ANY REASON UNENFORCEABLE, THE PARTIES AGREE TO RESOLVE ALL CLAIMS, CAUSES AND DISPUTES THROUGH JUDICIAL REFERENCE PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ, BEFORE A MUTUALLY ACCEPTABLE REFEREE IN SANTA CLARA COUNTY SITTING WITHOUT A JURY OR, IF THE PARTIES CANNOT AGREE ON A REFEREE, THEN ONE APPOINTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SANTA CLARA COUNTY, CALIFORNIA. NOTHING IN THIS SECTION SHALL RESTRICT A PARTY FROM EXERCISING PRE-JUDGMENT REMEDIES OR ITS RIGHTS UNDER THE UNIFORM COMMERCIAL CODE.

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13. MISCELLANEOUS. Lender may assign all or any part of its interest in this Agreement and the Advances to any Person, or grant a participation of any interest in this Agreement, without notice to, or the consent of, Borrowers. This Agreement can be amended only by an instrument signed by Lender and Borrowers. All prior agreements, understandings and negotiations with respect to any of the matters contained in or related to this Agreement are superseded by this Agreement. Borrowers may not assign any obligation hereunder without Lender's consent, which may be granted or withheld in Lender’s sole discretion. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument. In the event that any signature is executed and delivered by e-mail delivery of a “.pdf” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” or electronic signature page were an original hereof. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any obligations hereunder remain outstanding. To the extent that any payments or proceeds (or any portion thereof) received by Lender (including any payments made in connection with the repayment in full of all Obligations and the termination of this Agreement) shall be subsequently invalidated, declared to be fraudulent or a fraudulent conveyance or preferential, set aside or required to be repaid to a trustee, receiver, debtor-in-possession or any other party under any bankruptcy or insolvency law, state, provincial, municipal or federal law, common law or equitable cause, then to the extent that the payment or proceeds is rescinded or must otherwise be restored by Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, the Obligations or part thereof which were intended to be satisfied shall be revived and continue to be in full force and effect notwithstanding the termination of this Agreement or otherwise, as if the payment or proceeds had never been received by Lender, and the claims of Lender with respect to the revived Obligations shall remain intact. This Agreement shall be governed by the internal laws of the State of California, without regard to conflicts of laws rules. Borrowers and Lender consent to the jurisdiction of the United States District Court of the Northern District of California and the state courts for Santa Clara, California. Borrower authorizes Lender to use Borrower’s tradename and/or logo in Lender’s promotional material, including on Lender’s web site.

14. CONFIDENTIALITY. In handling any confidential information, Lender and all employees and agents of Lender, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Lender in connection with their present or prospective business relations with Borrowers, (b) to prospective transferees or purchasers of any interest in the Advances, (c) as required by law, regulations, rule or order, subpoena, judicial order, or similar order, (d) as may be required in connection with the examination, audit, or similar investigation of Lender, and (e) as Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (x) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (y) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

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15. DEFINITIONS. All capitalized terms used but not defined in this Agreement have the meanings provided in this Section 15.

“Adjusted EBITDA” means Borrowers’ consolidated net income/loss before interest, taxes, depreciation, amortization and stock based compensation expenses and non-cash charges, as determined in accordance with GAAP, and such other addbacks or adjustments as Lender may consent to in writing, on a case by case basis.

“Advance” means each cash advance made under Section 1.1 of this Agreement.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers and directors.

“A/R Facility” means the accounts receivable revolving line of credit facility provided by A/R Lender.

“A/R Lender” means CSNK Working Capital Finance Corp. d/b/a Bay View Funding (“Bay View”), or Heritage Bank of Commerce, or such other bank or financial institution as Lender may consent to in its sole but reasonable discretion.

“August Notes” means each of the promissory notes issued pursuant to that certain Securities Purchase Agreement dated as of August 17, 2022 and the Securities Purchase Agreement dated as of August 30, 2022.

“Borrower” means each of Parent, Recruiter.com, Recruiting Solutions, Recruiting Consulting, Vocaworks, Scouted, Upsider, and OneWire, and such other Person joined as a co-borrower hereunder after the date hereof.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction; and (ii) Parent no longer owns (directly or indirectly) all of the Shares of each other Borrower.

“Closing Date” means the date of this Agreement.

“Collateral” means all of a Borrower’s personal property, now owned or hereafter acquired, including without limitation all accounts, chattel paper, commercial tort claims (including case name: Recruiter.Com Group, Inc. vs. BKR Strategy Group LLC filed in the New York Supreme Court in New York County, in the state of New York, Index Number: 151275/2022), deposit accounts, documents, equipment, general intangibles (including intellectual property, patents, copyrights, trademarks, and goodwill), goods, fixtures, instruments, inventory, financial assets, investment property, letter of credit rights, money, and all of Borrower's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and all products and proceeds thereof, as each are defined in the Uniform Commercial Code.

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“Contingent Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness for borrowed money, capital lease, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification provisions in contracts in the ordinary course of its business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith and reflected as a liability on Borrowers’ financial statements; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Financial Projections” means Borrowers’ financial and operating projections approved by Parent’s board of directors that are in form and substance acceptable to Lender.

 “GAAP” is generally accepted accounting principles in effect in the United States.

“Governmental Authority” means any federal, state, provincial, municipal and foreign governmental entity, authority, or agency or any other political subdivision, or any entity exercising executive, legislative judicial, regulatory or administrative functions of government.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Event” means a Borrower’s becoming insolvent, or becoming the subject of any case or proceeding under the United States Bankruptcy Code or any other law relating to the reorganization or restructuring of debt.

“Investment” means any beneficial ownership of (including stock, partnership or membership interest, or other securities) any Person, or any loan, advance, or capital contribution to any Person.

“Legal Requirement” means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard, procedure enacted, adopted or applied by any Governmental Authority, including, decisions, orders, writs, awards, or injunctions of an arbitrator or a court or other Governmental Authority.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity Ratio” means the ratio of (i) Borrowers’ unrestricted cash maintained in accounts that are subject to an account control agreement in favor of Lender plus Borrowers’ accounts receivable aged less than 90 days from invoice date to (ii) the sum of all Obligations owing to Lender plus sum of the outstanding “Advances” (as defined in the loan and/or financing agreement governing the A/R Facility, which as of the Closing Date is that certain Factoring Agreement dated as of April 20, 2022 by and between Bay View and certain of the Borrowers) minus the amount of “Reserves” (as defined in the loan and/or financing agreement governing the A/R Facility, which as of the Closing Date is that certain Factoring Agreement dated as of April 20, 2022 by and between Bay View and certain of the Borrowers) payable to Borrower; provided however that the aggregate amount that may be subtracted shall not exceed $350,000.

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“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrowers, (ii) the ability of Borrowers to repay the Obligations or otherwise perform its obligations under the Transaction Documents, or (iii) a Borrower's interest in, or the value, perfection or priority of Lender’s security interest in the Collateral.

“Maturity Date” means the forty-second month anniversary of the Closing Date.

“Obligations” means all present and future indebtedness, guarantees, liabilities, and other obligations of each Borrower to Lender under this Agreement and the other Transaction Documents, or otherwise.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrowers in favor of Lender arising under this Agreement or any other Transaction Document;

(b) Indebtedness not to exceed $100,000 in the aggregate in any fiscal year of Borrowers secured by a Lien described in clause (c) of the defined term “Permitted Liens;” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(c) Indebtedness in an aggregate principal amount not to exceed $3,000,000 owing to A/R Lender (or such greater amount as Lender may agree to in writing from time to time after the Closing Date) under the A/R Facility that is subject to an intercreditor agreement in form and substance satisfactory to Lender;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business; and

(f) other unsecured Indebtedness not to exceed $75,000 in the aggregate in any fiscal year of Borrowers.

“Permitted Investments” means:

(a) Investments consisting of the Shares of a Borrower owned by Parent;

(b) Investments made by a Borrower in other Borrowers;

(c) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(d) Investments consisting of extensions of trade credit to customers and suppliers who are not Affiliates in the ordinary course of business; and

(e) deposits made in the ordinary course of business in order to obtain goods or services or leases of real estate

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“Permitted Liens” means:

(a) Any Liens (i) existing on the Closing Date and disclosed in writing to Lender on or before the Closing Date (excluding liens to be satisfied with the proceeds of the Advance) or (ii) arising under this Agreement or the other Transaction Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Lender’s security interests;

(c) Purchase money liens (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment and software, or (ii) existing on equipment when acquired, if the lien is confined to the property and improvements and the proceeds of the equipment;

(d) Liens securing the Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness that are subject to an intercreditor agreement in form and substance satisfactory to Lender;

(e) Leases or subleases and licenses or sublicenses granted in the ordinary course of Borrowers’ business;

(f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; and

(g) Liens in favor of other financial institutions arising in connection with Borrowers’ deposit accounts held at such institutions to secured standard fees for deposit services charged by, but not financing made available by such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit accounts.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prepayment Fee” means, with respect to each Advance, a fee equal to (a) 3% of the principal amount of such Advance(s) being prepaid if such prepayment occurs on or prior to the first anniversary of the funding date of such Advance, or (b) 2% of the principal amount being prepaid if such prepayment occurs after the first anniversary of the funding date of such Advance but on or before the second anniversary of the funding date of such Advance, or (c) 1% of the principal amount being prepaid if such prepayment occurs after the second anniversary of the funding date of such Advance but on or before the third anniversary of the funding date of such Advance.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrowers to Lender on terms acceptable to Lender.

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Transaction Documents” means this Agreement, the intellectual property security agreement, the management rights letter, the domain names assignment, any account control agreement, any subordination agreement or intercreditor agreement, any warrant to purchase stock, any landlord/bailee agreements, and any other agreements, documents and instruments entered into in connection with this Agreement from time to time, including those listed on the Closing Checklist.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the state of California.

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IN WITNESS WHEREOF, the undersigned have executed this Loan and Security Agreement as of the first day above written.

BORROWERS:

RECRUITER.COM GROUP, INC.

By:

Name:

Title:

RECRUITER.COM, INC.

By:

Name:

Title:

RECRUITER.COM CONSULTING, LLC

By:

Name:

Title:

VOCAWORKS, INC.

By:

Name:

Title:

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IN WITNESS WHEREOF, the undersigned have executed this Loan and Security Agreement as of the first day above written

BORROWERS:

RECRUITER.COM SCOUTED, INC.

By:

Name:

Title:

RECRUITER.COM UPSIDER, INC.

By:

Name:

Title:

RECRUITER.COM - ONEWIRE, INC.

By:

Name:

Title:

RECRUITER.COM RECRUITING SOLUTIONS, LLC

By:

Name:

Title:

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IN WITNESS WHEREOF, the undersigned have executed this Loan and Security Agreement as of the first day above written.

LENDER:

MONTAGE CAPITAL II, L.P.

By:

Name:

Title:

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EXHIBIT 99.1

RECRUITER.COM RECEIVES NEW FUNDING FROM MONTAGE CAPITAL

Recruiter.com Group, Inc. (NASDAQ:RCRT)(NASDAQ:RCRTW) ("Recruiter.com"), an on-demand recruiting solutions provider, is pleased to announce a $2.25 million financing by Montage Capital, a pioneer in the growth debt market.

"We are excited to develop a working relationship with Montage Capital," said Evan Sohn, CEO of Recruiter.com. "The structure of this debt financing offered a strong alternative to immediate equity financing, especially during this particularly difficult environment for small issuers. We look forward to driving our vision forward with a strong financial partner."

Sohn continued, "We are highly conscious that it has been a challenging year for many in the capital markets, and certainly for our shareholders. We have therefore developed a framework and strategy to unlock greater value for our shareholders. Financing with Montage Capital was the first step in our new strategic plan to achieve profitability and increase shareholder value, the details of which will be announced in the coming weeks."

Michael Rose, Managing Director at Montage, said, "We partner with innovative companies with high growth prospects, capital-efficient business models, and exceptional executive leadership. We are excited to participate in the future of talent acquisition with Recruiter.com, using a structure designed to accelerate growth while minimizing dilution to shareholders."

Recruiter.com intends to use the new funds to accelerate the automation of its on-demand recruiter service, to move forward with its new strategic plan, and for general working capital purposes. The loan carries a 12.75% interest rate, with interest-only payments until July 2023. In connection with the loan, Recruiter.com issued Montage Capital 706,551 warrants at a $2.00 exercise price. Full details of the financing with Montage Capital are available in Recruiter.com's issued 8-K.

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About Recruiter.com Group, Inc.

Recruiter.com is an on-demand recruiting platform providing flexible talent acquisition solutions that scale from startups to the Fortune 100. With an on-tap network of thousands of recruiting professionals, advanced artificial intelligence sourcing software, and recruitment marketing automation, Recruiter.com helps businesses solve today's complex hiring challenges.

For investor information, visit https://investors.recruiter.com

Please follow social media channels for additional updates:

●	LinkedIn Recruiter Network Group: https://www.linkedin.com/groups/42370/
●	LinkedIn Company Page: https://www.linkedin.com/company/1240434
●	Twitter Company Page: https://twitter.com/recruiterdotcom
●	Facebook Company Page: https://www.facebook.com/RecruiterDotCom

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "predict" "forecast" "believe," "may," "estimate," "continue," "anticipates," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include continued demand for professional hiring, the accuracy of the Recruiter Index® survey, the impact of the COVID-19 pandemic on the job market and the economy as virus levels are again rising in many states, and the Risk Factors contained within our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statements publicly, whether as a result of new information, future developments, or otherwise, except as may be required by law.

SOURCE: Recruiter.com Group, Inc.

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